Exhibit 99.2

03-6
CONTACTS:	ROBERT J. BOSSART (614) 766-5223
STEPHEN BROWN (510) 452-9300

Security Capital Corporation Announces the Acquisition of
Octagon Risk Services, Inc.

Greenwich, CT – October 3, 2003   Security Capital Corporation (AMEX: SCC) announced today that its subsidiary, CompManagement, Inc. (CMI), has acquired Octagon Risk Services, Inc. (Octagon), a subsidiary of The St. Paul Companies, Inc. (NYSE:SPC), for $30 million.  CMI borrowed $30 million under bank credit agreements to finance the acquisition.  SCC is a publicly-held company based in Greenwich, Connecticut with four subsidiaries in three distinct business segments – employer cost containment and health services, educational services and seasonal products.

Octagon, based in Oakland, California and with approximately $30 million in annual revenues, provides workers’ compensation and professional liability claims handling and consulting services primarily in the western United States.  CompManagement provides a full array of workers’ compensation, general liability and absence management services primarily in the eastern United States.  The combined organization will employ over 1,000 associates located in 37 offices throughout the country.

“The acquisition of Octagon provides CMI with the opportunity for geographical and product expansion and will serve as our western United States headquarters.  Stephen Brown, the current president of Octagon Risk Services, will be named Chief Executive Officer of Octagon.  Jay Ayala, currently a Senior Vice President of Octagon Risk Services, will be promoted to President and Chief Operating Officer of Octagon. The regional operations will report directly to Jonathan Wagner, President of CMI,” says Robert J. Bossart, Chief Executive Officer of CompManagement.  “The exceptional quality of the Octagon management team and staff, as well as the addition and planned expansion of the Octagon professional liability services, were key factors in making the decision to move forward with this opportunity.”

“While our parent company has changed to CompManagement, all staff has been retained and will continue to service our clients, thus assuring a seamless transition.  We look forward to having access to the expertise and support available within the CompManagement companies, as well as the additional markets that are now open to us,” states Stephen Brown.

This release contains “forward-looking” statements within the meaning of the “safe harbor” provisions of the Private Litigation Reform Act of 1995.  Such forward-looking statements are based on management’s current expectations and are subject to inherent risks and uncertainties that could cause actual results to differ materially from those contemplated by such forward-looking statements.